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                              ADDITIONAL LIFE RIDER

                      An Additional Benefit of this Policy
                                    Issued By

                        COLUMBUS LIFE INSURANCE COMPANY
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This Rider provides an amount of additional insurance benefit. The additional amount of insurance benefit provided by this Rider is shown on the Policy Schedule of this Policy.

All capitalized terms not defined in this Rider, shall be defined as described in this Policy.

INTRODUCTION        We will pay this amount of additional insurance benefit as a part of the Death Benefit upon Our receipt of proof of the Insured's death. Our payment is subject to the terms and conditions of this Policy and this Rider.

REVISION TO POLICY  When this Rider is added to this Policy, Policy provisions
PROVISIONS          are modified as described  below.

                    SPECIFIED AMOUNT

                    This modifies the entire Policy. When this Rider is added to this Policy, the term "SPECIFIED AMOUNT" shall mean the sum of 2 components, the Base Specified Amount and the Additional Life Rider Specified Amount. The Base Specified Amount shall be the amount of insurance provided by this Policy and the Additional Life Rider Specified Amount shall be the amount of insurance provided by this Rider.

                    WITHDRAWAL

                    This modifies the "Withdrawal" provision of this Policy. No withdrawal can be made that would reduce the Base Specified Amount to less than the minimum issue limit shown on the Policy Schedule.

                    The Specified Amount will be reduced to the extent necessary such that the Death Benefit less the Account Value is the same both immediately before and after the withdrawal. Because the Specified Amount is divided between the Base Specified Amount and the Additional Life Rider Specified Amount, the reduction will impact both amounts proportionately.

                    MONTHLY DEDUCTION AND MONTHLY EXPENSE CHARGE

                    This modifies the "Monthly Deduction and Monthly Expense Charge" and the "Per $1,000 Charge" provisions of this Policy.

                    The Per $1,000 Charge will only apply to the Base Specified Amount. No Per $1,000 Charge will apply to the Additional Life Rider Specified Amount.

                    COST OF INSURANCE CHARGE

                    This modifies the "Cost of Insurance Charge" provision of this Policy.

                    The maximum monthly Cost of Insurance Charges for this Rider are shown on the Policy Schedule. We may charge less than the maximum amount shown for the Additional Life Rider Specified Amount. The actual charges will be determined by Us from time to time. Any change in the monthly Cost of Insurance Charges will be on a non-discriminatory basis toward any one Insured and will apply to all Insureds of the same age, sex and risk classification whose coverage has been in effect for the same length of time.

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                    SURRENDER CHARGE

                    This modifies the "Surrender Charge" provisions of this Policy. The Surrender Charge will only apply to the Base Specified Amount.

                    SPECIFIED AMOUNT AND DEATH BENEFIT OPTION CHANGES

                    This modifies the "Specified Amount and Death Benefit Option Changes", "Increasing the Specified Amount", "Decreasing the Specified Amount" and "Changing the Death Benefit Option" provisions of this Policy. You may request a change in the Specified Amount or the Death Benefit Option by sending notice to Us in writing at Our Home Office. Because the Specified Amount is divided between the Base Specified Amount and the Additional Life Rider Specified Amount, either change will impact both amounts proportionately. Following Our approval of any such change, We will send You an amended Policy Schedule.

                    This also modifies the "Decreasing the Specified Amount" provisions of this Policy.

                    After any change, the new Base Specified Amount must not be less than the minimum issue limit shown on the Policy Schedule. This also modifies the "Changing the Death Benefit Option" provisions of this Policy. You may not make a change in the Death Benefit Option which would reduce the Base Specified Amount below the minimum issue limit shown on the Policy Schedule.


CALCULATION OF      This replaces the "Calculation of Death Proceeds" provision
DEATH PROCEEDS      of this Policy.
                    Death Proceeds include the Death Benefit plus any insurance on the Insured's life provided by riders, other than this Rider. The additional insurance benefit provided by this Rider is included in the Death Benefit determination.

GENERAL RIDER       TERMINATION
PROVISIONS          This Rider will terminate as of the date the policy
                    terminates for any reason, as set forth in the TERMINATION provision of the Policy.

                    CANCELLATION

                    You may cancel this Rider by writing Us at Our Home Office or presenting this Rider at Our Home Office for endorsement. We will cancel this Rider on the next Monthly Anniversary Day following your request to cancel this Rider. Upon cancellation, We will stop charging You for this Rider as a part of the Monthly Deduction.

                    NONPARTICIPATING

                    This Rider is issued at a nonparticipating rate and shall not share in Our surplus earnings.

                    This Rider is a legal contract between You, as Owner, and Columbus Life Insurance Company.

                Signed for Columbus Life Insurance Company at Cincinnati, Ohio.

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                     Secretary                                President